PRESS RELEASE

INTERNATIONAL SMART SOURCING ANNOUNCES
FIVE FOR ONE STOCK SPLIT

Farmingdale, NY, October 20, 2004 – International Smart Sourcing, Inc. (OTCBB:ISSG), announced that its Board of Directors has approved a 5 for 1 stock split of the Company’s common shares.  The stock split will be accomplished by the distribution of a Four Hundred (400%) Percent stock dividend of 4 shares of common stock for every 1 share of common stock.

The dividend will be distributed to shareholders of record on December 1, 2004 and will be payable on December 10, 2004, subject to certain shareholder action, and regulatory and corporate filing requirements

David Hale, president of the Company, commented, “We are pleased to be able to announce this stock split to our shareholders.  We expect that the greater number of shares outstanding after our split will give investors a wider opportunity to become ISS shareholders and will enhance the liquidity in our stock.”

About International Smart Sourcing, Inc.

International Smart Sourcing, Inc. specializes in assisting companies in substantially reducing their cost of manufacturing by outsourcing all or part of their manufacturing to China. The Company’s services include project management, source selection, engineering coordination, quality assurance, logistics, and cost reduction. Product specializations are tooling, injection molding, die-casting, metal stampings, mechanical assemblies, and electromechanical assemblies. The Company has offices located in New York and China.

PRESS RELEASE

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such statements are subject to risks and uncertainties, which could cause actual results to vary materially from those indicated. Actual results could differ due to a number of factors, including negative developments relating to unforeseen order cancellations or push outs, the company’s strategic relationships, the impact of intense competition and changes in our industry.

Company Contact:
David Hale, President & CFO
Phone: (631) 293-4796
dave@smart-sourcing.com